FOR IMMEDIATE RELEASE

IFF ANNOUNCES NEXT STEPS IN REORGANIZATION PLAN;
REAFFIRMS FIRST QUARTER SALES AND EARNINGS OUTLOOK

New York, N.Y., April 3, 2003 .... International Flavors & Fragrances Inc. (NYSE: IFF) (“IFF” or “the Company”) today stated that, as part of the Company’s previously announced reorganization which is expected to be completed this year, it has recently eliminated over 150 positions, principally in its North American and European operating regions. As a result of the actions announced today, the Company expects to record nonrecurring pre-tax charges of approximately $20 million ($13 million after tax or approximately $.14 per share) in the first quarter of 2003; essentially all elements of these charges relate to employee terminations.

On October 5, 2000, the Company announced a significant reorganization, including management changes, consolidation of production facilities and related actions. On completion, the reorganization will yield annual savings approximating $25 million to $30 million. A portion of these savings is to be reinvested in the business although a substantial portion is expected to contribute to improving earnings. At the time the reorganization was announced, the Company expected to incur approximately $90 million to $100 million in related costs; certain actions remain to be taken during the course of 2003, and the Company now anticipates that total expected costs will approximate $110 million.

Richard A. Goldstein, IFF’s Chairman and CEO, stated, “We have undertaken a number of initiatives in the past thirty months, including the acquisition and integration of Bush, Boake Allen Inc. (“BBA”), and the reorganization of IFF. In so doing, we have emphasized speed and decisiveness in our actions.

“The integration of IFF and BBA operations, research, selling and administrative functions, completed in 2002, was an enormous success. The latest steps in our reorganization could only be taken after completing the integration and after having performed a thorough analysis and assessment of the Company’s personnel and processes, post-integration. The steps taken are intended to take full advantage of the Company’s global network of efficient, state-of-the-art plants and creative facilities designed to supply our customers with high quality flavor and fragrance products, while enabling cost efficiencies and enhanced profitability.”

First Quarter Sales and Earnings Outlook

Based on preliminary results, the Company expects reported sales for the first quarter 2003 to be in line with guidance provided in January 2003, increasing approximately 5% - 6% in comparison to the 2002 first quarter. For purposes of this comparison, 2002 first quarter sales exclude $5.1 million of sales attributable to non-core businesses disposed of in June 2002. The Company affirmed that it expects first quarter 2003 earnings per share to be in the range of $.33 to $.36, including the per share effect of the non-recurring charges discussed above.

Conference call

There will be a conference call on April 28, 2003 at 10:00 AM Eastern Time, at which time the Company will discuss operating results for the first quarter 2003. The dial in number for U.S.-based participants is 800-406-5356; for international participants, the number is 913-981-5572. The passcode for the call is 436240.

A replay of the conference call will be available from 1:00 PM Eastern Time beginning on Monday, April 28, 2003 and ending at Midnight on Friday, May 23, 2003. The dial in number for the replay for U.S.-based listeners is 888-203-1112; for international listeners, the number is 719-457-0820. The replay pass code is 436240.

The call can also be monitored via the World Wide Web at www.iff.com. Real Network’s Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from www.real.com or www.microsoft.com/windows/mediaplayer. A replay of the conference call will be available on the Company’s website for twelve months.

About IFF

IFF is the world’s leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products—from fine fragrances and toiletries, to soaps, detergents and other household products, to beverages and food products. IFF is dedicated to The Pursuit of Excellence in every area of its business, using knowledge, creativity, innovation and technology to continually provide customers with the highest quality products and service and superior consumer understanding.

IFF has sales, manufacturing and creative facilities in 37 countries worldwide and annual sales exceeding $1.8 billion. For more information, please visit our Web site at www.iff.com.

Contact
Douglas J. Wetmore
Senior Vice President and
Chief Financial Officer
Phone:   212-708-7145

Cautionary Statement Under the Private Securities Litigation Reform Act of 1995

Statements in this release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, including economic and political uncertainties; interest rates; the price and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets and the success of the Company’s hedging and risk management strategies; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its Representatives by foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

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